Exhibit 8.1

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

A LIMITED LIABILITY PARTNERSHIP

BANK OF AMERICA PLAZA

600 PEACHTREE STREET, N.E. – SUITE 5200

ATLANTA, GEORGIA 30308-2216

TELEPHONE: 404-885-3000

FACSIMILE: 404-885-3900

November 20, 2003

American Safety Insurance Holdings, Ltd.

44 Church Street

Post Office Box HM2064

Hamilton HM HX, Bermuda

Dear Ladies and Gentlemen:

We have acted as special counsel to American Safety Insurance Holdings, Ltd., a Bermuda company (the “Company”), in connection with the proposed offer (the “Offer”) by the Company of 1,872,745 Common Shares that have been registered under the Securities Act of 1933, as amended, together with an additional 280,911 Common Shares that are subject to an overallotment option granted to the underwriters by the Company (the “Offered Shares”). You have requested our opinion regarding certain United States federal income tax matters in connection with the Offer. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement on Form S-1 (Registration No. 333-109799) filed with the Securities and Exchange Commission on October 17, 2003 as amended on October 31, 2003 and November 20, 2003 (collectively “the Registration Statement”).

In formulating our opinion herein, we have reviewed the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In conducting this review, we have not conducted an independent examination of any of the facts set forth in the Prospectus or other documents, and have, consequently, relied upon the Company’s representations that the information presented in these documents or otherwise furnished to us accurately represents and completely describes all material facts relevant to our opinion herein, and upon the authenticity of documents submitted to us as originals or certified copies, the accuracy of copies, the genuineness of all signatures and the legal capacity of all natural persons. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of these facts or documents.

Additionally, in rendering our opinion herein, we have assumed that the Offer and any other transactions described in or contemplated by any of the aforementioned documents have been or will be consummated consistent with the descriptions of such transactions as set forth in the Prospectus and in accordance with the operative documents relating to these transactions.

ATLANTA • HONG KONG • LONDON • NORFOLK • RALEIGH • RICHMOND

TYSONS CORNER • VIRGINIA BEACH • WASHINGTON, D.C.

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

A LIMITED LIABILITY PARTNERSHIP

American Safety Insurance Holdings, Ltd.

November 20, 2003

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder (including proposed and temporary regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations and legislative history, as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect. Our opinion is not binding on the Internal Revenue Service or on the courts, and, therefore, provides no guarantee or certainty as to results. In addition, our opinion is based on certain factual representations and assumptions described herein. Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinion could affect the conclusion expressed below.

Based on the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the discussion in the Prospectus under the caption “Material United States Federal Income Tax Consequences” to the extent that such information constitutes matters of law, summaries of legal matters, or legal conclusions, is a fair and accurate summary of the material United States federal income tax consequences of the Offer and the ownership and disposition of the Offered Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Troutman Sanders LLP under the caption “Legal Matters” in the Registration Statement and the Prospectus.

This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matter relating to the Company or to any investment therein, or under any other law. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.

Very truly yours,

TROUTMAN SANDERS LLP